EXHIBIT 3.2

ARTICLES OF AMENDMENT TO
THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF DIVINE SKIN, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned Chief Executive Officer of DIVINE SKIN, INC., (the “Corporation”), a company organized and existing under the laws of the State of Florida, certifies that pursuant to the authority contained in the Corporation’s Amended and Restated Articles of Incorporation, and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series A Convertible Preferred Stock:

FIRST:

The Amended and Restated Articles of Incorporation of the Corporation bearing document number P07000012637 authorizes the issuance of three hundred million (300,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and thirty million (30,000,000) shares of preferred stock (the “Preferred Stock”), and further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

SECOND:

At a meeting of the Board of Directors, held on January 13, 2009, the directors unanimously approved and adopted the designation of ten million (10,000,000) shares of the Preferred Stock as Series A Convertible Preferred Stock and authorized the issuance of the Series A Convertible Preferred Stock at a price of $0.001 per share (the “Original Purchase Price”).

THIRD:

Pursuant to a unanimous written consent of the Board of Directors and holders of all of the issued and outstanding shares of Series A Convertible Preferred Stock dated September 15, 2009, the Board of Directors and holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock approved an amendment to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series A Convertible Preferred Stock shall be as hereinafter described.

Accordingly, the Series A Convertible Preferred Stock Designation under “Article V” of the Amended and Restated Articles of Incorporation of this Corporation is amended and restated as follows:

Series A Convertible Preferred Stock

1.

Designation and Number of Shares.  There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be ten million (10,000,000) shares.  The price per share shall be $0.001 per share (the “Original Purchase Price”).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.

Ranking.  The Series A Preferred Stock shall rank: (i) subject to the consent of 51% of the then outstanding shares of Series A Convertible Preferred Stock, any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (collectively, the “Senior Securities”); (ii) prior to any other series of preferred stock or any class or series of capital stock of the corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series A Preferred Stock (collectively with the Common Stock the “Junior Securities”); and (iii) on parity with the Corporation’s Common Stock and Series A Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (the “Parity Securities”), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

3.

Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series A Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, an amount in cash equal to the Original Purchase Price per share (subject to adjustment in the event of stock splits, combinations or similar events) plus an amount equal to accrued and unpaid dividends.  If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series A Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series A Preferred Stock and of such Parity Securities, if any.

4.

Dividends. None.

5.

Conversion Rights.

(a)

Optional Conversion.  Each holder of record of shares of the Series A Convertible Preferred Stock shall have the right, at any time, to convert all or any part of such holder’s shares of Series A Convertible Preferred Stock into that number of fully paid and non-assessable shares of Common Stock as shall be determined by dividing the Original Purchase Price by the “Conversion Price.”  The Conversion Price shall initially be $0.001 and shall be subject to adjustment as provided below.

(b)

Mandatory Conversion.  Each share of Series A Convertible Preferred Stock shall automatically convert into that number of fully paid and non-assessable shares of Common Stock as shall be determined by dividing the Original Purchase Price by the Conversion Price on September 15, 2012.

(c)

Mechanics of Conversion.

(i)

Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, within five business days, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the “Conversion Date.”

(ii)

All Common Stock, which may be issued upon conversion of the Series A Convertible Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(d)

Conversion Price Adjustments.  The Conversion Price shall be subject to the adjustment provisions of Section 6 below.

(e)

Payment of Dividends on Conversion.  Upon the conversion of shares of Series A Preferred stock, any and all accumulated and unpaid dividends with respect to the shares of Series A Preferred Stock so converted shall be immediately paid either in shares of Common Stock or cash legally available therefore.

6.

Anti-Dilution Provisions.  During the period in which any shares of Series A Convertible Preferred Stock remain outstanding, the Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Convertible Preferred Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series A Convertible Preferred Stock upon the happening of certain events as follows:

(a)

Consolidation, Merger or Sale.  If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A Convertible Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable.  The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A Convertible Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder.  The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.  Holders shall not be required to convert Series A stock pursuant to this Section 6(a).

(b)

Common Stock Dividends, Subdivisions, Combinations, etc.  In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying the then applicable Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action.  Such adjustment shall be made successively whenever any event listed above shall occur.

(c)

Notice of Adjustment.  Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Price issuable upon exercise of each share of Series A Convertible Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any.  The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7.

Voting Rights.  Each share of Series A Preferred Stock shall vote on a two for one basis, together with the Corporation’s Common Stock, except as otherwise required by law.  For clarification purposes, each share of Series A Preferred Stock shall vote two times per share for every one vote of outstanding share of Common Stock.

8.

Redemption.  Neither the Corporation nor the holders of the Series A Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series A Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation, as and to the extent herein provided.

9.

Reservation of Shares.  The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock pursuant to the terms hereof.  If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Convertible Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10.

Miscellaneous.

(a)

The shares of the Series A Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series A Convertible Preferred Stock and in the Amended and Restated Articles of Incorporation of the Corporation.

(b)

The holders of the Series A Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

(c)

Holders of fifty-one percent (51%) of the outstanding shares of Series A Convertible Preferred Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series A Convertible Preferred Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series A Convertible Preferred Stock.

The foregoing Amendment was adopted by the Board of Directors of the Corporation pursuant to the Florida Business Corporation Act and holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock effective September 15, 2009.  Therefore, the number of votes cast for the Amendment to the Corporation's Amended and Restated Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer.

Effective September 15, 2009.

DIVINE SKIN, INC.

/s/Daniel Khesin

Daniel Khesin, Chief Executive Officer

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